                        ENVIRONMENTAL INDEMNITY AGREEMENT
                        ---------------------------------

         THIS ENVIRONMENTAL INDEMNITY AGREEMENT ("Agreement") is made this ____ day of ______________, 2003, to be delivered on _______________, 2003, by
HALIFAX PLAZA ASSOCIATES, L.P., a Delaware limited partnership ("Borrower"), with an office in care of Cedar Bay Realty Advisors, Inc., 44 South Bayles Avenue, Suite 304 Port Washington, New York 11050, and CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered savings bank ("Lender"), with an office at 2001 Market Street, 6th Floor, Philadelphia, Pennsylvania 19103-7053.

                                   Background
                                   ----------

         Borrower and Lender have entered into a certain Loan Agreement dated this date (as the same may be amended, modified or supplemented, from time to time, the "Loan Agreement") pursuant to which Lender has agreed to extend a credit facility to Borrower in the principal amount of up to Four Million Two Hundred Sixty Five Thousand Dollars ($4,265,000) (the "Loan"), which Loan is evidenced by a certain Promissory Note dated this date (the "Note") executed by Borrower and made payable to the order of Lender in the stated principal amount of the Loan. The Note is secured, inter alia, by an Open-end Mortgage and Security Agreement dated this date (the "Mortgage") given by Borrower to Lender covering certain land and the buildings and improvements thereon known as Halifax Plaza located at 3761-3777 Peter's Mountain Road, Halifax Township, Dauphin County, Pennsylvania (collectively, the "Project"), all as more particularly described in Exhibit A attached hereto and made a part hereof.

         As a material inducement for Lender to make the Loan, Borrower has agreed to provide to Lender the assurances, agreements and indemnities regarding environmental matters as are hereinafter more specifically set forth.

                                    Agreement
                                    ---------

         NOW, THEREFORE, in consideration of the Loan and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, intending to be legally bound, hereby represents, certifies and agrees as follows:

         1. Definitions. Whenever used in this Agreement, the following words and phrases shall have the respective meanings set forth below:

            (a) "Affiliate" of a Person (the "Specified Person") shall mean (i) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, (ii) any executive officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person, and (iii) in the case of a Specified Person who is an individual, any lineal ancestor or lineal descendant of such Specified Person. For purposes of the preceding sentence, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            (b) Clean-Up: Response, Removal or other Remedial Action or any other actions required under any Environmental Law.

            (c) Contamination: The uncontained presence of any Hazardous Substances on, about or beneath the Project or arising from the Project which requires Clean-Up or which is in violation of any Environmental Law.

            (d) Environmental Laws: All applicable federal, state and local laws, statutes, orders, ordinances, codes, rules, regulations, policies, guidance documents, judgments, decrees, injunctions and requirements of or agreements with any governmental authority (including any governmental action pursuant to or required by any Environmental Law, including but not limited to any permit, license or authorization issued under or in connection with any Environmental Law), now or hereafter enacted or amended, relating to the protection of health and the environment and/or governing the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Substances. Environmental Laws include, but are not limited to: The Clean Air Act, 42 U.S.C. ss. 7401 et seq.; The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq. ("CERCLA"); The Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; The Hazardous Material Transportation Act, 49 U.S.C. ss. 1801 et seq.; The Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136; The Resource Conservation and Recovery Act of 1976,42 U.S.C. ss. 6901 et seq. (including the Hazardous and Solid Waste Amendments of 1984); The Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; The Federal Occupational Safety & Health Act of 1970, 29 U.S.C. ss. 651 et seq. (including ss. 3101 of the Omnibus Reconciliation Act of 1990); The Oil Pollution Act of 1990, Pub. L. No. 101-380, 104 Stat. 484 (1990); and the state analogues to any of the foregoing; all as amended from time to time and the regulations promulgated pursuant thereto; and any requirements of the common law which may impose obligations or liabilities as a result of the presence of or exposure to Hazardous Substances.

            (e) Environmental Permits: Any permits, licenses, registrations, approvals or authorizations required under any Environmental Law.

            (f) Environmental Report: means the Phase I Environmental Site Assessment dated August 22, 2002 prepared by Eckland Consultants, Inc.

            (g) Hazardous Substances: Any substance which is or becomes regulated under any Environmental Law, including, without limitation, any substance which is (1) gasoline, petroleum products, explosives, radioactive materials, including by-products, source and/or special nuclear material and solid wastes, urea formaldehyde, polychlorinated biphenyls or related or similar materials ("PCBs"), asbestos or material containing asbestos or lead-based paint; or (2) defined, designated or listed as a "Hazardous Substance", "Hazardous Material", "Hazardous Waste" or "Industrial Waste" under any Environmental Law.

            (h) Occupant: Any prior owner of the Project, or any portion thereof, or any prior, present or intended tenant, subtenant or other person or entity having possession of the Project or any portion thereof.

            (i) Permitted Substances. Hazardous Substances of the types and in the quantities customarily used in the construction, maintenance or operation of commercial projects similar to the proposed use of the Project, provided that such Hazardous Substances are stored, used and disposed of in accordance with all applicable Environmental Laws.

            (j) Proscribed Activities: (1) generating, manufacturing, refining, transporting, treating, storing, handling, disposing, transferring, producing, processing, recycling or in any manner dealing with Hazardous Substances (other than Permitted Substances handled in compliance with applicable Environmental
Laws); (2) causing or permitting, as a result of any intentional or unintentional act or omission on the part of Borrower or any Affiliate or Occupant, the installation or placement or the disposal of Hazardous Substances (other than Permitted Substances) in or on the Project or a release of Hazardous Substances (other than Permitted Substances) onto the Project or onto any other property; or (3) suffering the presence of Hazardous Substances other than Permitted Substances on the Project.

            (k) Regulatory Action(s): Any notice of violation, citation, complaint, request for information, order, directive, compliance schedule, notice of claim, consent decree, action, litigation or proceeding brought or instituted by any governmental authority under or in connection with any Environmental Law involving the Project, Borrower, any Affiliate or any Occupant with respect to such Occupant's use of the Project.

            (l) Response, Removal, Remedial Action: The terms "Response," "Removal" and "Remedial Action" shall be defined with reference to Sections 101(23)-I 01(25) of CERCLA, 42 U.S.C. Sections 9601(23)- 9601(25).

            (m) Third Party Claims: Claims by a party other than Borrower or Lender (other than Regulatory Actions) based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare due to Hazardous Substances on, about, beneath or arising from the Project or in any way related to any alleged violation of any Environmental Laws.

Capitalized terms used in this Agreement without definition shall have the same meanings ascribed to those terms in the Loan Agreement.

         2. Representations and Warranties. Borrower hereby represents and warrants to Lender that:

            (a) To the best of Borrower's knowledge, except as may be specifically disclosed in the Environmental Report, the Project, Borrower, all Affiliates and each Occupant and all of Borrower's and each Occupant's operations and activities at the Project are now and have been in compliance with all Environmental Laws. To the extent necessary for the conduct of its business, Borrower and, to the best of Borrower's knowledge, each Occupant (with respect to such Occupant's operations and activities conducted at the Project) is in possession of, and in compliance with, all Environmental Permits. To the best of Borrower's knowledge all such Environmental Permits are currently in effect; no proceeding is pending or threatened to modify, suspend, revoke, withdraw, or otherwise limit such Environmental Permits; and no Regulatory Action has been taken or, to Borrower's knowledge, threatened in connection with the expiration or renewal of such Environmental Permits. There are no Regulatory Actions or Third Party Claims pending or, to Borrower's knowledge, threatened against Borrower, any Affiliate or any Occupant with respect to the Project or any other real property owned, leased or operated by Borrower or any Affiliate of Borrower, and neither Borrower nor any Affiliate has received any notice of Regulatory Action or a Third Party Claim.

            (b) Except as may be specifically disclosed in the Environmental Report, (i) neither Borrower nor any Affiliate nor to Borrower's knowledge any Occupant conducts, allows or suffers Proscribed Activities on, about, beneath or arising from the Project, and (ii) to Borrower's knowledge, there are no conditions on, about, near, beneath or arising from the Project which could reasonably be expected to give rise to liability, the imposition of a statutory lien, or require Clean-Up under any Environmental Law.

            (c) Neither Borrower nor, to the best of Borrower's knowledge, any Affiliate or any Occupant (with respect to such Occupant's operations and activities conducted at the Project) has received any request for information, claim, demand, or other notification that it is or may be potentially responsible or liable for any Clean-Up at any site, including properties not owned, operated or leased by or to Borrower or any Affiliate or any Occupant. Hazardous Substances generated by Borrower or any Affiliate and, to the best of Borrower's knowledge, any Occupant have never, directly or indirectly, been sent, transferred or transported to, or treated, stored or disposed of at any site listed or formally proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any state list of sites requiring any CleanUp.

         3. Covenants. Borrower hereby covenants with Lender that:

            (a) Borrower and its Affiliates shall comply, and shall seek to cause each present and future Occupant (with respect to such Occupant's operations and activities conducted at the Project) to comply, with all Environmental Laws and, to the extent necessary for the conduct of its or their business, shall obtain, maintain, and comply with all Environmental Permits. Borrower, its Affiliates and each Occupant (with respect to such Occupant's operations and activities conducted at the Project) shall comply with all governmental orders, directives, judgments, orders, decrees, awards, administrative consent orders, settlement agreements, or other settlement documents issued by or entered into with any administrative or governmental agency or entity concerning compliance with Environmental Laws and Environmental Permits.

            (b) Borrower shall not, and Borrower shall seek to cause any Occupant not to, use or allow the use of the Project for Proscribed Activities. Neither Borrower nor any Occupant shall use or permit the use of the Project in a manner which could reasonably be expected to give rise to liability, the imposition of a statutory lien, or require any Clean-Up. In the event that conditions are discovered on, about, beneath or arising from the Project which may give rise to liability, the imposition of a statutory lien, or require Clean-Up, Borrower shall, and shall cause any Occupant to, promptly take all necessary actions to address such conditions, including Clean-Up.

            (c) Borrower shall immediately notify Lender, in writing, of Borrower's receipt, knowledge or discovery of any: (i) Regulatory Action; (ii) request for information, claim, demand, or notification that it or any Affiliate is or may potentially be responsible or liable for any Clean-Up at any site owned, operated or leased by or to Borrower or any Affiliate; (iii) notice of any claim, action, or proceeding of any nature whatsoever, including Third Party Claims, concerning conditions on, about, beneath or arising from the Project or any alleged violation of any Environmental Law; and (iv) other information concerning conditions on, about, beneath or arising from the Project which could reasonably be expected to give rise to liability, the imposition of a statutory lien, or require Clean-Up.

            (d) Lender shall have the right from time to time to designate such persons (the "Environmental Auditors") as Lender may select to inspect any of Borrower's or its Affiliates' properties, documents, products or wastes for the purpose of investigating actual or potential Regulatory Actions or Third Party Claims or any condition which could reasonably be expected to result in any liability, cost or expense to Lender. Any such investigation made after commencement of any Regulatory Action or Third Party Claim or upon the good faith belief of Lender that Contamination has occurred, shall be at Borrower's expense; otherwise any such investigation shall be without expense to Borrower. Such investigation may include, among other things, above and below ground testing for the presence of Hazardous Substances and such other tests as may be necessary or advisable in the opinion of Lender. Borrower shall furnish the Environmental Auditors with such historical and operational information as the Environmental Auditors may request regarding Borrower's or its Affiliates' properties, documents, products and wastes as are within Borrower's or its Affiliates' possession, custody or control, or which are available to it, including without limitation, analytical records and results, correspondence with governmental authorities and environmental audits or reviews.

Upon the Environmental Auditors' request, Borrower, at Borrower's sole cost and expense, shall make available for meetings with the Environmental Auditors, appropriate personnel and consultants employed or retained by Borrower and its Affiliates having knowledge of such environmental matters.

         4. Indemnities: Litigation.

            (a) As a material inducement to Lender to make the Loan to Borrower, Borrower hereby indemnifies and agrees to defend and hold harmless each Lender, its parent corporation, subsidiaries, successors, assigns, officers, directors, shareholders, employees and agents ("Lender Parties"), from and against any and all claims, actions, causes of action, liabilities, penalties, fines, damages, judgments, losses, suits, expenses, legal or administrative proceedings, interest, costs and expenses (including the reasonable allocated cost of in-house counsel and staff, court costs and reasonable outside attorneys', consultants' and experts' fees), arising out of or in any way relating to: (i) the presence of Hazardous Substances on, about, beneath or arising from the Project; (ii) the failure of Borrower or any of its Affiliates or subsidiaries or any Occupant to comply with the Environmental Laws; (iii) Borrower's breach of any of the representations, warranties and covenants contained herein; (iv) Regulatory Actions and Third Party Claims; or (v) the imposition or recording of a lien against the Project in connection with any Contamination at or on the Project, or arising from the Project or pursuant to any Environmental Law; provided, however, that the aforesaid indemnification obligations shall not apply to any liability, loss, cost or expense relating to Hazardous Substances first introduced to the Project or Proscribed Activities or Contamination or failure to comply with the Environmental Laws which first occurs after Lender or its nominee takes title to or physical possession of the Project or any liability, loss, cost or expense resulting solely from Lender's or Lender Parties' gross negligence or willful misconduct. For purposes of the preceding sentence, Borrower shall have the burden of proving whether Hazardous Substances are first introduced or any Proscribed Activities or Contamination or failure to comply with the Environmental Laws which first occurs after Lender or its nominee takes title to or physical possession of the Project. Borrower's indemnity and defense obligations under this section shall include, without limitation and whether foreseeable or unforeseeable, any and all costs related to any indemnified Clean-Up.

            (b) Borrower shall have the right to control any Regulatory Action or Third Party Claim, including an action for which indemnity is required herein, through knowledgeable and experienced counsel of its choice, subject to Lender's consent, which shall not be unreasonably withheld or delayed; provided, however, that at Lender's option, Lender may participate in and contribute to such action and appoint its own counsel at any time, all of which shall be at Borrower's sole cost and expense. If, however, Lender determines that Borrower is not adequately controlling any such action and Borrower does not correct or commenced to correct such deficiencies within thirty (30) days after written notice from Lender, Lender shall have the right, utilizing commercially reasonable judgment, to undertake the control, conduct or settlement of such claims through its own counsel at Borrower's sole cost and expense and may settle such matters, with notice to Borrower, but without Borrower's consent, at Borrower's sole cost and expense. In the event any proposed settlement includes non-monetary relief, including Clean-Up, Lender may, acting in good faith, agree to such Clean-Up and settle such matter only with the prior consent of Borrower, which may not be unreasonably withheld or delayed, and provided that if Borrower fails to notify Lender in writing as to whether it shall consent to such non-monetary relief within ten (10) days from Lender's request for Borrower's approval, Borrower shall be deemed to have consented to such non-monetary relief.

         5. General. Borrower agrees with Lender that:

            (a) The representations, warranties, covenants and indemnities contained herein shall, as to Lender or any purchaser of an interest or participation in the Loan prior to repayment, survive repayment of the Loan and satisfaction, release and discharge of the Loan Documents, whether through full payment of the Loan, foreclosure, deed in lieu of foreclosure or otherwise until the expiration of all applicable statutes of limitation and repose.

            (b) Lender's rights and remedies against Borrower hereunder shall be in addition to and not in lieu of any other rights and remedies available to Lender under the Loan Documents or at law or in equity, and Lender's rights hereunder shall not be terminated, affected or impaired in any manner by the assertion or failure to assert by Lender of any of the rights and remedies reserved to Lender pursuant to the Loan Documents or otherwise available to Lender at law or in equity.

            (c) Lender shall be entitled to rely upon any notice or consent from Borrower. All notices hereunder shall, except as otherwise expressly provided in this Agreement be effective (i) in case of hand delivered notice, when hand delivered, (iii) if given by U.S. mail, upon delivery or, if delivery is refused, on the date delivery is first attempted, and (iv) if given by any other means (including by air courier), when delivered. All notices shall be directed to the party to receive the same at its address stated above or at such other address as may be substituted by notice as herein provided.

            (d) It shall constitute an Event of Default hereunder if (i) there occurs an Event of Default as defined in the Loan Agreement or in any other Loan Documents, (ii) any representation or warranty contained herein is determined by Lender to be untrue in any material adverse respect when made, or (iii) Borrower fails to observe and perform each and every one of the terms, covenants, promises and agreements on its part to be observed and performed under this Agreement and such default is not cured within thirty (30) days after written notice of such default is given to Borrower, provided that, if such default is curable but not reasonably capable of cure within such thirty (30) day period,

Borrower shall have such further period, not to exceed a period of sixty (60) days in the aggregate, as may be required to cure such default, on the condition that Borrower commences such cure within the original thirty (30) day period and thereafter diligently prosecute such cure to completion. Upon the occurrence of any such Event of Default, Lender shall, subject to any applicable limits of liability set forth in this Agreement, be entitled to exercise all or any of its rights and remedies under the Loan Agreement, Note, Mortgage or this Agreement, or as may otherwise be available to Lender at law or in equity, in such order as Lender may elect.

            (e) Any agreement hereafter made shall be ineffective to amend, modify, discharge or effect an abandonment of this Agreement in whole or in part unless such agreement is in writing and signed by Lender.

            (f) This Agreement shall be governed by and construed in accordance with the laws of the State in which the Project are located, and shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns, including, without limitation, any endorsee of the Note and any participants in the Loan.

            (g) To the extent there is any conflict between the provisions of this Agreement and any of the Loan Documents, the terms of this Agreement shall control.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Borrower has duly executed this Agreement, under seal, on the date first written above.

                            HALIFAX PLAZA ASSOCIATES, L.P., a Delaware limited partnership, by its sole general partner, as follows:

                                 CIF-Halifax Plaza Associates, LLC, a
                                 Delaware limited liability company,
                                 by its sole member, as follows:

                                      Cedar Income Fund Partnership, L.P., a
                                      Delaware limited partnership, by its sole general partner, as follows:

                                                    Cedar Income Fund, Ltd., a
                                                    Maryland corporation

Attest:                                             By:
       ---------------------------                      -----------------------
         Stuart H. Widowski                                Brenda J. Walker
         Secretary                                         Vice President

STATE OF                                )
                                        ) SS
COUNTY OF __________________            )

         On this, the ___ day of _____________, 2003, before me a Notary Public in and for the State and County aforesaid, personally appeared Brenda J. Walker and Stuart H. Widowski, who acknowledged themselves to be the Vice President and Secretary, respectively, of Cedar Income Fund, Ltd., a Maryland corporation, the sole general partner of Cedar Income Fund Partnership, L.P., a Delaware limited partnership, the sole member of CIF-Halifax Plaza Associates, LLC, a Delaware limited liability company, the sole general partner of HALIFAX PLAZA ASSOCIATES, L.P., a Delaware limited partnership, and that as such officers being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation, as sole general partner of the partnership.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

                                                     ________________________
                                                     Notary Public
                                                     My Commission Expires:

                                    EXHIBIT A
                                    ---------

                                Legal Description
                                -----------------